EXHIBIT 10.37
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                       CNF TRANSPORTATION INC.
                  EXECUTIVE INCENTIVE PLAN FOR 1997




THE PLAN

In order to motivate certain employees of CNF Transportation Inc.
(CNFT) more effectively and efficiently, The Company (CNFT) establishes an Incentive Plan (Plan) under which payments will be made to eligible executive personnel of CNFT out of calendar year 1997
Incentive Profits.


DESIGNATION OF PARTICIPANTS

Participants in this Plan shall be all full-time executive personnel of CNFT. A master list of all Plan participants will be maintained in the office of the President of CNFT.


ELIGIBILITY FOR PAYMENT

Participants will commence participation at the beginning of the first full calendar quarter following becoming eligible. Calendar quarters begin January 1, April 1, July 1, and October 1 or the first working day thereafter. An employee who commences participation in the 1997 Plan during the 1997 Plan year, and who participates less than four full quarters, will receive a pro rata payment based on the number of full calendar quarters of Plan participation.

Subject to the following exceptions, no person shall receive any payment under this Plan unless on the date that the payment is actually made that person is then currently (i) employed by CNFT and (ii) a Plan participant.

    EXCEPTION 1. A Plan participant who is employed by CNFT through December 31, 1997 but leaves that employment or otherwise becomes ineligible after December 31, 1997 but before the final payment is made relating to 1997, unless terminated for cause, shall be entitled to receive payments under this Plan resulting from 1997 Incentive Profits.

    EXCEPTION 2. An appropriate pro rata payment will be made (1) to a Plan participant who retires prior to December 31, 1997 pursuant to the CNF Transportation Inc. Retirement Plan or to the provisions of the Social Security Act and who, at the time of retirement, was an eligible participant in this Plan, (2) to the heirs, legatees, administrators or executors of a Plan participant who dies prior to December 31, 1997 and who, at the time of death, was an eligible participant in this Plan, (3) to an eligible Plan participant who is placed on an approved Medical, Sabbatical, or Military Leave of Absence prior to December 31, 1997, or (4) to an eligible Plan participant who is transferred to another subsidiary of CNF Transportation Inc. (CNFT) and who remains an employee through December 31, 1997.


METHOD OF PAYMENT

Each Plan participant will be assigned an incentive participation factor as a percent of annual compensation. The Incentive
Participation Factor will be allocated 100% to the assigned profit goal.

Incentive compensation for the assigned goals will be earned on a pro rata basis for accomplishments between the Minimum level and the Incentive Factor Goals and will continue to be earned ratably for performance over the Incentive Factor Goal.

No incentive will be earned by a participant until the Minimum Profit Goal is achieved. There is a maximum percent of accomplishment for any performance goal of 200%.


PERSONAL DATA SHEET

A "Personal Data Sheet" for calculation of incentive earnings will be prepared for each Plan participant which designates (1) the unit to which the participant is assigned, (2) his assigned incentive participation factor, (3) the minimum level of achievement required for each assigned goal, (4) the incentive factor level of achievement for each assigned goal, and (5) the incentive earnings at the incentive factor level for each assigned goal.


DATE OF PAYMENT

The President of CNFT may authorize a partial payment of the estimated annual earned incentive, in December, 1997. The final payment to eligible participants, less any previous partial payment, will be made on or before March 15, 1998.


INCENTIVE PROFIT

Incentive Profit is defined as earnings before deducting any amounts expensed under any CNFT and qualified CNFS incentive plans and before deducting income taxes.


ANNUAL COMPENSATION

Annual Compensation for incentive purposes for each Plan participant is his annualized salary before any incentive or other special compensation as of the first pay period following the date the participant becomes eligible to participate in this Plan. The term "special compensation" used herein does not include deferred salary arrangements wherein the participant could have chosen to receive the deferred salary in the Plan year.


MAXIMUM PAYMENT

Payments under this Plan are limited as noted on the "Personal Data
Sheet".


LAWS GOVERNING PAYMENTS

No payment shall be made under this Plan in an amount which is prohibited by law.


AMENDMENT, SUSPENSION, AND ADMINISTRATION OF PLAN

The Board of Directors of CNFT may at any time amend, suspend, or terminate the operation of this Plan, by thirty-day written notice to the Plan participants, and will have full discretion as to the administration and interpretation of this Plan. No participant in this Plan shall at any time have any right to receive any payment under this Plan until such time, if any, as any payment is actually made.


DURATION OF PLAN

This Plan is for the calendar year 1997 only.